EXHIBIT 20.1



FOR IMMEDIATE RELEASE


Contacts:

National Semiconductor                       Cyrix
Alan Bernheimer - Press                      Paula Larson  - Press
408 721-8665                                 408 286-2611
alan.bernheimer@nsc.com                      plarson@hoffman.com

Jim Foltz - Investor Relations               Mark Lipscomb - Investor Relations
408 721-5693                                 972 968-8285
invest@nsc.com                               mark.lipscomb@cyrix.com



LAWSUIT FILED IN NATIONAL SEMICONDUCTOR-CYRIX MERGER


- COMPANIES BELIEVE SUIT IS WITHOUT MERIT -


Santa Clara, CA, November 13, 1997 - Cyrix Corporation (NASDAQ:CYRX) and National Semiconductor Corporation (NYSE:NSM) today announced that on November 12, 1997 a class action complaint was filed by a purported Cyrix stockholder in the Superior Court of the State of California for the County of Santa Clara. The complaint names both Cyrix and National as defendants as well as the board of directors and chief executive officer of Cyrix and alleges that the Cyrix board breached its fiduciary duties in connection with its approval of Cyrix's proposed merger with a subsidiary of National. The complaint further alleges that National aided and abetted the alleged breach of fiduciary duty. The complaint seeks monetary and other relief.

Both Cyrix and National believe the suit is without merit and intend to contest the matter vigorously.